Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated March 26, 2011 (except for note 17, as to which the date is July 15, 2011) with respect to the consolidated financial statements and schedules of Headstrong Corporation in the Current Report filed (Form 8-K No. 001-33626).

/s/ Ernst & Young

Gurgaon, India

July 15, 2011